Exhibit 10.7

AMENDED AND RESTATED

CARNIVAL CORPORATION & PLC

MANAGEMENT INCENTIVE PLAN FOR THE CEO, COO AND CFO

1.	OBJECTIVE

This Carnival Corporation & plc Management Incentive Plan for the CEO, COO and CFO (the “Plan”) is designed to focus the attention of the Chief Executive Officer (“CEO”), the Chief Operations Officer (“COO”) and the Chief Financial Officer (“CFO”) of Carnival Corporation & plc (the “Corporation”) on achieving outstanding performance results as reflected in the operating income of the Corporation, as well as other relevant measures.

2.	PLAN ADMINISTRATION

The administrators of the Plan are the Compensation Committees of the Boards of Directors of the Corporation (the “Committees”). The Committees shall have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document, as well as in resolving any ambiguities that may exist in this document.

3.	PLAN YEAR

The “Plan Year” shall be the 12-month period ending November 30 of each year.

4.	PARTICIPATION

The CEO, COO and CFO of the Corporation shall be eligible to participate in the Plan. In their discretion, the Committees may select other employees to participate in the Plan or establish separate criteria to determine the bonus of specified employees.

Persons who commence employment or are promoted to the status of a CEO, COO or CFO following the beginning of the Plan Year may, with the approval of the Committees, be allowed to participate in the Plan.

In order to receive a cash bonus under the Plan, a participant must be employed by the Corporation or one of its subsidiaries on the day the bonus is paid; provided, however, that if a participant is on a leave of absence that does not meet the requirements of The Family and Medical Leave Act of 1993 on the day the bonus is paid to the other participants, such bonus shall not be payable until the participant returns to active duty. The only exceptions to this requirement are for participants whose employment is terminated prior to the day the bonus is paid as the result of death, disability or Retirement (“Early Termination Employees”) or for other circumstances approved by the Committees on a case-by-case basis. If employment is terminated by reason of death, disability or Retirement, a participant or his/her estate will receive a pro-rata bonus based on the portion of the Plan Year the participant was employed. For purposes of this section, “Retirement” means a termination of employment by a participant (A) on or after the earlier of (i) age 65 with at least five years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries or (ii) age 60 with at least 15 years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries or (B) who, as of December 31, 2012, had both reached the age 55 and had at least 15 years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries.

5.	BONUS

A.	For purposes of this Plan, the terms below shall be defined as follows:

i.	“Operating Income” shall mean the Non-GAAP net income of the Corporation excluding interest income and expense and other non-operating income and expense and income taxes, as reported by the Corporation for the Plan Year.

ii.	The “Operating Income Target” for each Plan Year will be established by the Committees within 75 days following the commencement of such Plan Year, taking into account historical performance, investor guidance, company/industry growth, the Corporation’s annual plan, consultation with management and such other factors as the Committees deem appropriate.

The Committees may, in their discretion, increase or decrease the Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Committees, certain items, including, but not limited to, gains or losses on ship sales can be excluded from the Operating Income Target and the actual Operating Income for any Plan Year.

B.	Within 75 days following the commencement of each Plan Year, the Committees will establish a Target Bonus (in the currency of his/her base salary) for each participant for the Plan Year. The Committees may, in their discretion, increase or decrease the Target Bonus for any reason they deem appropriate. The “Target Bonus” is the preliminary level of bonus for a participant if 100% of Operating Income Target is achieved, prior to the Committees exercising discretion to increase or decrease the bonus payable to a participant as provided in 5.C.ii.

C.	Within 75 days following the end of each Plan Year, the Committees shall determine each participant’s bonus for the prior Plan Year as follows:

i.	The actual Operating Income for the Plan Year will be confirmed, and the Committees shall determine the preliminary bonus amount for each participant by reference to the schedule appended to this Plan (the “Bonus Schedule”), which calibrates the Operating Income Target for the Plan Year with the Target Bonus for each participant. The performance range in the Bonus Schedule shall be from 75% to 125% of the Operating Income Target with results at less than 75% producing a preliminary bonus amount equal to 0% of the Target Bonus, at 75% producing a preliminary bonus amount equal to 50% of the Target Bonus (the “Threshold Bonus”) and at 125% or more producing a preliminary bonus amount equal to 200% of the Target Bonus (the “Maximum Bonus”). The preliminary bonus amount for results between the Threshold Bonus and Target Bonus or between the Target Bonus and Maximum Bonus will be calculated according to bonus schedule herein. The Committees may, within 75 days following the commencement of each Plan Year, change the Bonus Schedule applicable to such Plan Year as they deem appropriate.

ii.	The Committees may then consider other factors deemed, in their discretion, relevant to the performance of the Corporation, including, but not limited to, the impacts of changes in accounting principles, unusual gains and/or losses and other events outside the control of management. The Committees may also consider other factors they deem, in their discretion, relevant to the performance of the Corporation or each individual participant, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per available lower berth days), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors, the Committees may, in their discretion, increase or decrease the preliminary bonus amount calculated pursuant to Section 5.C.i. by any amount deemed appropriate to determine the final bonus amount. The final bonus amount shall not exceed 200% of the Target Bonus of the participant.

In addition, the Committees may adjust a participant’s bonus amount for any unpaid leaves of absence regardless of the nature of the leave.

6.	PAYMENT OF BONUS

Except as otherwise provided in the section entitled “Participation,” bonuses shall be paid as soon as administratively practicable following determination of the bonuses by the Committees. At the discretion of the Committees, special arrangements may be made for earlier payment to Early Termination Employees.

Notwithstanding any other provision of this Plan, the issuance of bonuses is at the sole discretion of the Committees. The Committees at their sole discretion, may increase, decrease or withhold bonuses.

7.	DURATION OF PLAN

The Plan will be effective until terminated by the Committees.

8.	AMENDMENT OF PLAN

The Committees may amend the Plan from time to time in such respects as the Committees may deem advisable.

Percentage of Operating Income Target Achieved	Percent of Target Bonus Funded
Below 75%	0.00%
75%	50.00%
76%	52.00%
77%	54.00%
78%	56.00%
79%	58.00%
80%	60.00%
81%	62.00%
82%	64.00%
83%	66.00%
84%	68.00%
85%	70.00%
86%	72.00%
87%	74.00%
88%	76.00%
89%	78.00%
90%	80.00%
91%	82.00%
92%	84.00%
93%	86.00%
94%	88.00%
95%	90.00%
96%	92.00%
97%	94.00%
98%	96.00%
99%	98.00%
100%	100.00%
101%	103.00%
102%	106.00%
103%	109.00%
104%	112.00%
105%	115.00%
106%	119.25%
107%	123.50%
108%	127.75%
109%	132.00%
110%	136.25%
111%	140.50%
112%	144.75%
113%	149.00%
114%	153.25%
115%	157.50%
116%	161.75%
117%	166.00%
118%	170.25%
119%	174.50%
120%	178.75%
121%	183.00%
122%	187.25%
123%	191.50%
124%	195.75%
125%	200.00%

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